Exhibit 99.1

Actuant Reports First Quarter Results; Updates Fiscal 2015 Guidance

MILWAUKEE--(BUSINESS WIRE)--December 18, 2014--Actuant Corporation (NYSE: ATU) today announced results for its first quarter ended November 30, 2014.

Highlights

  Total sales declined 3% compared to the prior year with core sales down 1% (total sales excluding the impact of acquisitions, divestitures and foreign exchange rates). Net acquisitions and divestitures were neutral while unfavorable foreign exchange rate changes were 2%.
  Diluted earnings per share from continuing operations (“EPS”) were $0.38, compared to $0.44 in the prior year. Fiscal 2015 first quarter EPS was impacted by the stronger US Dollar, a higher effective income tax rate ($0.08) and an unfavorable litigation charge ($0.02).
  Repurchased 3.3 million shares of common stock for $104 million in the quarter.
  Updated the full year sales and EPS guidance, now expected to be in the range of $1.33-1.37 billion and $1.85-2.00 per share, respectively.

Mark E. Goldstein, President and CEO of Actuant commented, “Our first quarter results included solid performance from the Energy segment, especially from Viking which posted its best quarter under Actuant ownership. Conditions in oil & gas markets have deteriorated in the last 60 days, but did not significantly impact our Energy segment in the quarter. Offsetting the strong Energy segment results were sluggish demand in other markets and foreign currency headwinds. We expected difficult comparisons in the Engineered Solutions segment with the prior year’s European truck pre-buy, but demand in most other markets in the Industrial and Engineered Solutions segments didn’t improve. Cash flow in the first quarter reflected normal seasonal weakness, as well as tax payments on fiscal 2014 business divestitures and increased working capital. We used our liquidity to return over $100 million to shareholders in the first quarter in the form of stock buy-backs and our annual cash dividend. Our strong financial position continues to provide great flexibility for Actuant.”

Consolidated Results

Continuing Operations

Consolidated sales for the first quarter were $328 million, 3% lower than the $340 million in the comparable prior year quarter. Core sales declined 1%, foreign currency rate changes reduced sales 2%, while the impact of acquisitions and divestitures on sales offset one another. Fiscal 2015 first quarter net earnings and EPS from continuing operations were $24.7 million, or $0.38 per share, compared to $33.0 million and $0.44, respectively, in the comparable prior year quarter.

Excluding the impact of the stronger US Dollar, a higher effective income tax rate in fiscal 2015 and the litigation charge, first quarter EPS grew year-over-year, primarily reflecting the benefit of share repurchases.

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended November 30,
	2014	2013
Sales	$102.4	$98.6
Operating Profit	$26.7	$26.9
Operating Profit %	26.1%	27.3%

First quarter fiscal 2015 Industrial segment sales were $102 million, 4% higher than the prior year. The Hayes Industries acquisition contributed 8% to total sales growth while unfavorable currency translation was a 3% headwind, resulting in a 1% core sales decline. Lower activity levels in global Integrated Solutions drove the year-over-year decline as customers continue to be very cautious launching major projects due to economic uncertainty. Industrial Tool demand continued its uneven pattern with sales up modestly, led by the Asia Pacific region. First quarter operating profit margin of 26.1% was in line with expectations, and 120 basis points below the comparable prior year period due to acquisition mix.

Energy Segment
(US $ in millions)

	Three Months Ended November 30,
	2014	2013
Sales	$111.5	$107.9
Operating Profit	$12.4	$8.9
Operating Profit %	11.2%	8.3%

Fiscal 2015 first quarter year-over-year Energy segment sales increased 3% to $112 million. Excluding the unfavorable 3% foreign currency headwind, core sales increased 6% from the prior year. Viking revenues increased strongly on higher activity levels in Australia/Southeast Asia, despite slower North Sea activity. Hydratight’s core sales increased as well, due to higher maintenance activity globally, most notably in North America and AsiaPac. Cortland’s core sales declined due to lower seismic demand and difficult comparisons in the marine market. First quarter operating profit margin improved significantly due to the collective impact of higher sales, favorable mix, and lower retention contract amortization at Viking.

Due to the approximate 35% decline in oil prices over the past 90 days, conditions in the oil & gas markets globally are changing rapidly. Results in the first quarter reflected little of these decelerating market conditions. However, the Company’s revised guidance reflects lowered expectations for the segment given the anticipated impact of reduced customer capital spending on the Cortland and Viking businesses. The Hydratight business is expected to be the least impacted due to its maintenance focus and broader energy market diversification.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended November 30,
	2014	2013
Sales	$113.8	$133.0
Operating Profit	$6.3	$13.2
Operating Profit %	5.5%	9.9%

First quarter fiscal 2015 Engineered Solutions segment sales were $114 million, 14% below the prior year. Excluding the 5% decline from the RV product line divestiture and 2% decrease from the stronger US Dollar, core sales were 7% lower year-over-year. First quarter sales reflect a difficult comparison from last year’s strong European heavy-duty truck production in advance of the Euro 6 emissions standards change. In addition, sales in the convertible auto and off-highway equipment markets declined year-over-year. Agriculture sales also weakened modestly, the result of lower crop prices. First quarter operating profit margin declined due to the lower sales and significantly reduced absorption on the lower production volumes.

Corporate and Income Taxes

Corporate expenses for the first quarter of fiscal 2015 were $7.2 million, $1.8 million higher than the comparable prior year period due to an unfavorable pre-tax litigation charge of $2.0 million. The effective income tax rate of 24% for the quarter was higher than the Company’s guidance, and significantly higher than the approximately 8% rate in the prior year, which included the benefit of certain tax reduction initiatives.

Financial Position

Net debt at November 30, 2014 was $427 million (total debt of $514 million less $87 million of cash), approximately $146 million higher than fiscal year end. During the quarter, approximately $104 million of cash was used to repurchase 3.3 million shares of common stock. Cash taxes related to the RV divestiture, increased working capital, and unfavorable foreign currency movements also impacted the net debt position. At November 30, 2014, the Company had a net debt to EBITDA leverage ratio of 1.8, and nearly $475 million in revolver availability.

Outlook

Goldstein continued, "We are beginning to see the increased impact of the recent sharp decline in oil prices on order patterns and pricing within our oil & gas markets, both within the Energy and Industrial segments. We also are experiencing sluggish demand in certain of our other markets, notably off-highway equipment and agriculture. The US Dollar has also strengthened resulting in further headwinds. We expect these trends to continue for the near future, and are therefore lowering full year sales and earnings expectations. We are aggressively managing our cost structure to help mitigate the impact of these factors. Partially offsetting these is a lower share count due to 3.9 million of completed share repurchases on a fiscal year-to-date basis, which should benefit full year EPS by $0.05. Taking all of this into consideration, we now expect full year fiscal 2015 sales to be approximately $1.33-1.37 billion, with core sales growth of -1 to +2% for the year. EPS is expected to be in the range of $1.85-2.00. We expect free cash flow of approximately $150 million in fiscal 2015.

We continue to believe that over the long term, worldwide demand for energy will be strong and our niche leadership positions, predominately in maintenance related products and services, offer attractive growth potential. In addition, we remain focused on investing for growth through both Growth + Innovation (G+I) and acquisitions.

We expect second quarter sales to be in the $310-320 million range, with EPS of $0.25-0.30. In addition to the more challenging economic and currency environment, the second quarter outlook incorporates the normal seasonal slowdown experienced across nearly all of our businesses.

Consistent with past practice, all guidance excludes the impact of potential future acquisitions and additional share repurchases. With our solid balance sheet and expected free cash flow, we are well positioned financially to fund both growth investments and opportunistic share buy-backs."

Conference Call Information

An investor conference call is scheduled for 10am CT today, December 18, 2014. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	November 30,	August 31,
	2014	2014

ASSETS
Current assets
Cash and cash equivalents	$87,275	$109,012
Accounts receivable, net	221,719	227,008
Inventories, net	164,517	162,620
Deferred income taxes	10,384	11,050
Other current assets	40,453	33,300
Total current assets	524,348	542,990

Property, plant and equipment, net	163,915	169,101
Goodwill	714,956	742,770
Other intangible assets, net	346,214	365,177
Other long-term assets	38,031	36,841

Total assets	$1,787,464	$1,856,879

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$135,095	$145,798
Accrued compensation and benefits	42,408	52,964
Current maturities of debt and short-term borrowings	7,619	4,500
Income taxes payable	9,664	38,347
Other current liabilities	58,594	57,512
Total current liabilities	253,380	299,121

Long-term debt	506,250	385,500
Deferred income taxes	92,699	96,970
Pension and postretirement benefit accruals	14,558	15,699
Other long-term liabilities	58,843	57,878
Total liabilities	925,730	855,168

Shareholders' equity
Capital stock	15,715	15,695
Additional paid-in capital	96,099	93,449
Treasury stock	(493,042)	(388,627)
Retained earnings	1,374,333	1,349,602
Accumulated other comprehensive loss	(131,371)	(68,408)
Stock held in trust	(4,153)	(4,083)
Deferred compensation liability	4,153	4,083
Total shareholders' equity	861,734	1,001,711

Total liabilities and shareholders' equity	$1,787,464	$1,856,879

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2014	2013

Net sales	$327,765	$339,556
Cost of products sold	200,789	207,776
Gross profit	126,976	131,780

Selling, administrative and engineering expenses	82,472	81,918
Amortization of intangible assets	6,286	6,215
Operating profit	38,218	43,647

Financing costs, net	6,191	6,750
Other (income) expense, net	(439)	1,141
Earnings from continuing operations before income tax expense	32,466	35,756

Income tax expense	7,792	2,751
Earnings from continuing operations	24,674	33,005
Earnings from discontinued operations, net of income taxes	-	3,032
Net earnings	$24,674	$36,037

Earnings from continuing operations per share
Basic	$0.38	$0.45
Diluted	0.38	0.44

Earnings per share
Basic	$0.38	$0.49
Diluted	0.38	0.48

Weighted average common shares outstanding
Basic	64,357	73,085
Diluted	65,599	75,011

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2014	2013

Operating Activities
Net earnings	$24,674	$36,037
Adjustments to reconcile net earnings to net cash provided by (used in)
operating activities:
Depreciation and amortization	13,708	16,204
Stock-based compensation expense	3,546	4,103
Benefit for deferred income taxes	(1,352)	(8,408)
Amortization of debt discount and debt issuance costs	423	560
Other non-cash adjustments	146	(867)
Changes in components of working capital and other:
Accounts receivable	(3,629)	7,040
Inventories	(6,500)	(11,634)
Prepaid expenses and other assets	(10,698)	(3,049)
Trade accounts payable	(7,398)	2,560
Income taxes payable	(28,007)	(3,189)
Accrued compensation and benefits	(9,963)	(2,595)
Other accrued liabilities	(68)	(3,816)
Cash (used in) provided by operating activities	(25,118)	32,946

Investing Activities
Proceeds from sale of property, plant and equipment	225	1,913
Capital expenditures	(7,986)	(11,257)
Cash used in investing activities	(7,761)	(9,344)

Financing Activities
Net borrowings (repayments) on revolving credit facilities and other debt	123,869	(12,000)
Purchase of treasury shares	(104,415)	(15,352)
Payment of contingent acquisition consideration	-	(414)
Stock option exercises and related tax benefits	2,287	10,562
Cash dividend	(2,598)	(2,919)
Cash provided by (used in) financing activities	19,143	(20,123)

Effect of exchange rate changes on cash	(8,001)	2,077
Net (decrease) increase in cash and cash equivalents	(21,737)	5,556
Cash and cash equivalents - beginning of period	109,012	103,986
Cash and cash equivalents - end of period	$87,275	$109,542

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2014					FISCAL 2015
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$98,641	$93,571	$109,809	$111,880	$413,901	$102,413				$102,413
ENERGY SEGMENT	107,925	106,031	125,231	123,181	462,368	111,522				111,522
ENGINEERED SOLUTIONS SEGMENT	132,990	128,168	143,147	119,288	523,593	113,830				113,830
TOTAL	$339,556	$327,770	$378,187	$354,349	$1,399,862	$327,765				$327,765

% SALES GROWTH
INDUSTRIAL SEGMENT	-2%	-5%	-1%	1%	-2%	4%				4%
ENERGY SEGMENT	19%	31%	26%	33%	27%	3%				3%
ENGINEERED SOLUTIONS SEGMENT	15%	6%	7%	-3%	6%	-14%				-14%
TOTAL	10%	9%	10%	8%	9%	-3%				-3%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$26,897	$26,477	$34,123	$32,752	$120,249	$26,705				$26,705
ENERGY SEGMENT	8,923	9,504	19,936	18,049	56,412	12,442				12,442
ENGINEERED SOLUTIONS SEGMENT	13,190	9,548	13,560	5,638	41,936	6,278				6,278
CORPORATE / GENERAL	(5,363)	(6,548)	(8,839)	(8,234)	(28,984)	(7,207)				(7,207)
TOTAL - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE	$43,647	$38,981	$58,780	$48,205	$189,613	$38,218				$38,218
GAIN ON PRODUCT LINE DIVESTITURE	-	-	-	13,495	13,495	-				-
TOTAL	$43,647	$38,981	$58,780	$61,700	$203,108	$38,218				$38,218

OPERATING PROFIT %
INDUSTRIAL SEGMENT	27.3%	28.3%	31.1%	29.3%	29.1%	26.1%				26.1%
ENERGY SEGMENT	8.3%	9.0%	15.9%	14.7%	12.2%	11.2%				11.2%
ENGINEERED SOLUTIONS SEGMENT	9.9%	7.4%	9.5%	4.7%	8.0%	5.5%				5.5%
TOTAL (INCLUDING CORPORATE) - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE	12.9%	11.9%	15.5%	13.6%	13.5%	11.7%				11.7%

EBITDA
INDUSTRIAL SEGMENT	$28,657	$27,907	$35,426	$35,017	$127,007	$28,715				$28,715
ENERGY SEGMENT	17,923	18,130	27,898	24,809	88,760	20,011				20,011
ENGINEERED SOLUTIONS SEGMENT	17,365	13,581	18,464	9,046	58,456	11,514				11,514
CORPORATE / GENERAL	(5,235)	(6,202)	(8,659)	(7,916)	(28,012)	(7,875)				(7,875)
TOTAL - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE	$58,710	$53,416	$73,129	$60,956	$246,211	$52,365				$52,365
GAIN ON PRODUCT LINE DIVESTITURE	-	-	-	13,495	13,495	-				-
TOTAL	$58,710	$53,416	$73,129	$74,451	$259,706	$52,365				$52,365

EBITDA %
INDUSTRIAL SEGMENT	29.1%	29.8%	32.3%	31.3%	30.7%	28.0%				28.0%
ENERGY SEGMENT	16.6%	17.1%	22.3%	20.1%	19.2%	17.9%				17.9%
ENGINEERED SOLUTIONS SEGMENT	13.1%	10.6%	12.9%	7.6%	11.2%	10.1%				10.1%
TOTAL (INCLUDING CORPORATE) - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE	17.3%	16.3%	19.3%	17.2%	17.6%	16.0%				16.0%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2014					FISCAL 2015
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS BEFORE SPECIAL ITEMS (1)
NET EARNINGS	$36,037	$41,392	$50,557	$35,587	$163,573	$24,674				$24,674
EARNINGS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(3,032)	(19,088)	-	-	(22,120)	-				-
EARNINGS FROM CONTINUING OPERATIONS	33,005	22,304	50,557	35,587	141,453	24,674				24,674
GAIN ON PRODUCT LINE DIVESTITURE, NET OF INCOME TAX	-	-	-	(2,813)	(2,813)	-				-
TOTAL	$33,005	$22,304	$50,557	$32,774	$138,640	$24,674				$24,674

DILUTED EARNINGS PER SHARE, BEFORE
SPECIAL ITEMS (1)
NET EARNINGS	$0.48	$0.56	$0.70	$0.51	$2.26	$0.38				$0.38
EARNINGS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(0.04)	(0.26)	-	-	(0.31)	-				-
EARNINGS FROM CONTINUING OPERATIONS	0.44	0.30	0.70	0.51	1.95	0.38				0.38
GAIN ON PRODUCT LINE DIVESTITURE, NET OF INCOME TAX	-	-	-	(0.04)	(0.04)	-				-
TOTAL	$0.44	$0.30	$0.70	$0.47	$1.91	$0.38				$0.38

EBITDA (2)
NET EARNINGS (GAAP MEASURE)	$36,037	$41,392	$50,557	$35,587	$163,573	$24,674				$24,674
EARNINGS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(3,032)	(19,088)	-	-	(22,120)	-				-
EARNINGS FROM CONTINUING OPERATIONS	33,005	22,304	50,557	35,587	141,453	24,674				24,674
FINANCING COSTS, NET	6,750	6,262	5,932	6,101	25,045	6,191				6,191
INCOME TAX EXPENSE	2,751	9,089	1,671	19,062	32,573	7,792				7,792
DEPRECIATION & AMORTIZATION	16,204	15,761	14,969	13,701	60,635	13,708				13,708
EBITDA - EXCLUDING DISCONTINUED OPERATIONS (NON-GAAP MEASURE)	$58,710	$53,416	$73,129	$74,451	$259,706	$52,365				$52,365
GAIN ON PRODUCT LINE DIVESTITURE	-	-	-	(13,495)	(13,495)	-				-
EBITDA - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE (NON-GAAP MEASURE)	$58,710	$53,416	$73,129	$60,956	$246,211	$52,365				$52,365

FOOTNOTES

NOTE: The total of the individual quarters may not equal the annual total due to rounding.

  Earnings and diluted earnings per share, excluding special items (discontinued operations and gain on product line divestiture), represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings or diluted earnings per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.
  EBITDA represents net earnings before financing costs, net, income tax expense, discontinued operations and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

CONTACT:
Actuant Corporation
Karen Bauer, 262-293-1562
Communications & Investor Relations Leader